Exhibit 11

                        Exolon-ESK Company and Subsidiaries
                         Computation of Earnings Per Share
                       (In Thousands, Except Per Share Data)

                                          Three Months      Six Months
                                           Ended March        Ended
                                               31,           June 30,

                                          1997    1996     1997    1996

           Net earnings                   $1,493  $1,604  $2,840  $3,013
           Less Preferred Stock
           Dividends:

                Series A                     (5)     (5)    (11)    (11)

                Series B                     (5)     (5)    (11)    (11)
           Undistributed earnings         $1,482  $1,594  $2,818  $2,991

           Net earnings attributable
           to:

                Common Stock (50.0%)         669     796   1,409   1,495
                Class A Common Stock         669     796   1,409   1,496
                (50.0%)

                                          $1,338  $1,594  $2,818  $2,991

           Net earnings per share of
           Common Stock:
                Primary                    $1.54   $1.65   $2.92   $3.10

                Fully Diluted              $1.51   $1.59   $2.84   $2.99

           Net earnings per share of
           Class A Common Stock:
                Primary                    $1.44   $1.55   $2.75   $2.92

                Fully Diluted              $1.42   $1.50   $2.68   $2.82

           Weighted Average Shares
           Outstanding:
                Primary:
                Common Stock             482,000 482,000 482,000 482,000

                Class A Common Stock     513,000 513,000 513,000 513,000

                Fully Diluted:
                Common Stock             504,000 504,000 504,000 504,000

                Class A Common Stock     535,000 535,000 535,000 535,000